Exhibit 5.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-10/A (File No. 333-253671) of Cresco Labs Inc. of our report dated March 26, 2021 included in Form 40-F as filed on March 29, 2021, with respect to our audits of the consolidated financial statements of Cresco Labs Inc. and its subsidiaries as of and for the years ended December 31, 2020 and 2019.

/s/ MARCUM LLP
Marcum LLP
Chicago, IL
April 23, 2021